Exhibit 99.1

Prothena Reports First Quarter 2014 Financial Results and Provides R&D Updates

•	Encouraging cardiac biomarker responses from ongoing Phase 1 of NEOD001 in patients with AL amyloidosis and persistent organ dysfunction presented at ISA

•	Additional Phase 1 data updates of NEOD001 expected later this year

•	Expect to initiate Phase 2/3 clinical trial of NEOD001 in the fourth quarter of 2014

•
Dosing of first healthy subject in Phase 1 PRX002 study for treatment of Parkinson’s disease, triggered $15 million milestone payment from Roche in addition to $30 million upfront earned in first quarter of 2014

DUBLIN, Ireland - May 5, 2014 - Prothena Corporation plc (NASDAQ:PRTA), a clinical stage biotechnology company focused on the discovery, development and commercialization of novel antibodies for the potential treatment of diseases that involve protein misfolding or cell adhesion, today reported financial results for the first quarter ended March 31, 2014 and provided an update for its lead programs, including interim data presented on April 29, 2014 at the XIV International Symposium on Amyloidosis (ISA).

Prothena reported net income of $17.9 million for the first quarter of 2014 as compared to a net loss of $9.0 million for the first quarter of 2013. Net income per share for the first quarter of 2014 was $0.78 on a diluted basis as compared to a net loss per share of $0.51 for the first quarter of 2013. As of March 31, 2014, Prothena had $195.1 million in cash and cash equivalents and no outstanding debt. These figures should be read in connection with "First Quarter 2014 Financial Results and Guidance" below.

“At ISA, we were pleased to report encouraging cardiac biomarker responses in patients treated with NEOD001 in our ongoing Phase 1 study, and we continue to expect to initiate the Phase 2/3 trial later this year,” said Dale Schenk, PhD, President and Chief Executive Officer of Prothena. “Recently, together with Roche, we began a Phase 1 single ascending dose study to assess the safety and tolerability of PRX002 earning a $15 million milestone payment from Roche in April.”

"Our strong balance sheet continues to provide the financial resources to advance all three of our lead programs, NEOD001, PRX002, and PRX003-which targets inflammatory diseases and cancers," added Dr. Schenk.

First Quarter 2014 and Recent Highlights

•
Presented interim data demonstrating encouraging cardiac biomarker responses from the ongoing Phase 1 study of NEOD001 in patients with AL amyloidosis and persistent organ dysfunction at ISA. The full poster is available at www.prothena.com

◦	Eight of nine evaluable patients with AL amyloidosis and cardiac involvement either achieved responses (N=5) or were considered stable (N=3)

◦	The pharmacokinetic profile of NEOD001 was acceptable and generally supported the 28 day dosing interval utilized in the Phase 1 study

◦	Immunogenicity was not observed in any patient

◦	NEOD001 appeared generally safe and well-tolerated

◦	No dose limiting toxicities were observed

•	Under the worldwide collaboration with Roche to develop and commercialize antibodies targeting alpha-synuclein, including PRX002, received the $30 million upfront payment from Roche in February 2014

•	Together with Roche, advanced PRX002 into a Phase 1 single ascending dose study in healthy subjects, earning a $15 million milestone payment from Roche in April 2014

•	Continued to bolster leadership team with the appointment of Bill Homan as Chief Legal Officer and the promotion of Tara Nickerson, PhD, MBA, to Chief Business Officer

•
Further diversified Prothena's shareholder base through a successful secondary offering of 3.2 million ordinary shares sold by Elan Science One Limited, an indirect wholly-owned subsidiary of Perrigo Company plc, whereby Perrigo no longer owns any ordinary shares of Prothena

Research and Development Pipeline Highlights

Prothena's research and development pipeline includes three lead therapeutic antibody programs that the Company plans to continue to advance in 2014.

NEOD001 is a monoclonal antibody targeting AL and AA amyloid for the potential treatment of systemic amyloidosis.

•	Presented encouraging NT-proBNP responses from ongoing Phase 1 study at ISA in April 2014

•	Expect additional data from the ongoing Phase 1 clinical trial of NEOD001 to be shared later in 2014

•	Initiation of Phase 2/3 clinical trial in patients with AL amyloidosis who have cardiac involvement, planned for fourth quarter of 2014

PRX002 is a monoclonal antibody targeting alpha-synuclein for the potential treatment of Parkinson's disease and other related synucleinopathies, and is the primary focus of Prothena's worldwide collaboration with Roche.

•	Received $30 million upfront from Roche in February 2014

•	Initiated Phase 1 single ascending dose study in April 2014 and earned a $15 million clinical milestone from Roche

•	Initiation of Phase 1 multiple ascending dose study in patients with Parkinson’s disease planned for 2014

PRX003 is a monoclonal antibody targeting MCAM (melanoma cell adhesion molecule) for the potential treatment of inflammatory diseases and cancers.

•	Communication of initial indication(s) planned for 2014

•	Completion of IND-enabling toxicology studies expected in 2014

•	Initiation of Phase 1 clinical trial(s) planned for 2015

First Quarter 2014 Financial Results and Guidance

Prothena reported net income of $17.9 million for the first quarter of 2014 as compared to a net loss of $9.0 million for the first quarter of 2013. Net income per share for the first quarter of 2014 was $0.78 on a diluted basis as compared to a net loss per share of $0.51 for the first quarter of 2013.

Prothena reported total revenue of $32.2 million in the first quarter of 2014 as compared to total revenue of $0.2 million for the first quarter of 2013. The increase was primarily due to $32.1 million in collaboration revenue recognized in relation to the PRX002 collaboration with Roche in the current quarter.

Research and development (R&D) expenses totaled $9.3 million for the first quarter of 2014 as compared to $6.0 million for the first quarter of 2013. The increase in R&D expenses was primarily due to increased external expenses, related to drug development and product manufacturing, higher personnel costs including share-based compensation expense. R&D expenses included non-cash share-based compensation expense of $0.5 million for the first quarter of 2014 as compared to $0.1 million of the first quarter of 2013.

General and administrative (G&A) expenses totaled $4.9 million for the first quarter of 2014 as compared to $3.2 million for the first quarter of 2013. The increase in G&A expenses was primarily due to increases in personnel costs including share based compensation and higher external legal fees. G&A expenses included non-cash share-based compensation expense of $0.9 million for the first quarter of 2014 as compared to $0.3 million for the first quarter of 2013.

Total non-cash share-based compensation expense for the first quarter of 2014 was $1.3 million compared to $0.3 million for the first quarter of 2013.

As of March 31, 2014, Prothena had $195.1 million in cash and cash equivalents, no outstanding debt and 21.9 million ordinary shares outstanding.

As previously announced, the Company expects a net cash burn of $7 to $12 million for 2014, ending the year with approximately $167 million in cash (mid-point). The 2014 net cash burn is primarily driven by an estimated net loss of $13 to $18 million, which includes an estimated $6 million of non-cash share-based compensation expense. The Company intends to use the anticipated 2014 spend primarily to progress clinical development programs related to NEOD001 and PRX002, manufacturing and IND enabling study costs related to PRX003 and costs related to the further advancement of its discovery programs.

Upcoming Investor Conference

Members of the management team will present and participate in one-on-one investor meetings at the following upcoming investor conference:

•	Bank of America Merrill Lynch 2014 Health Care Conference on Tuesday, May 13, 2014 at 9:20 a.m. PDT at Encore at Wynn Las Vegas, NV.

A live webcast of the Bank of America Merrill Lynch presentation can be accessed through the investor relations section of the Company's website at www.prothena.com. Following the live presentation, a replay of the webcast will be available on the Company's website for 90 days following the presentation date.

About Prothena

Prothena Corporation plc is a clinical stage biotechnology company focused on the discovery, development and commercialization of novel antibodies for the potential treatment of diseases that involve protein misfolding or cell adhesion. We focus on therapeutic monoclonal antibodies directed specifically to disease-causing proteins. Our antibody-based product candidates target a number of potential indications including AL and AA forms of amyloidosis (NEOD001), Parkinson’s disease and related synucleinopathies (PRX002) and novel cell adhesion targets involved in inflammatory diseases and cancers (PRX003).

For more information, please visit the Company’s web site at www.prothena.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things, our anticipated 2014 cash burn and planned uses for the anticipated cash spend for 2014, the conduct, timing and results of our Phase 1 clinical trials for NEOD001 and PRX002, the potential to advance such product candidates through further clinical trials and our ability to receive regulatory approval for such product candidates in one or more indications, including with orphan drug designations, the conduct and planned timing of our other lead candidate program (PRX003), including the planned schedule of IND filings and potential Phase 1 trials for such product candidate. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “target,” “will” and similar terms and phrases, including references to assumptions. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors including, but not limited to the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 7, 2014, and the “Risk Factors” section of our Quarterly Reports on Form 10-Q that we file with the SEC from time to time. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
( amounts in thousands except per share data)

	Three Months Ended March 31,
	2014	2013
Collaborations revenue	$32,096	$—
Revenue—related party	138	171
Total revenue	32,234	171
Operating expenses:
Research and development	9,342	5,957
General and administrative	4,873	3,181
Total operating expenses	14,215	9,138
Income (loss) from operations	18,019	(8,967)
Total other income (expense)	(16)	22
Income (loss) before income taxes	18,003	(8,945)
Provision for income taxes	151	6
Net income (loss)	$17,852	$(8,951)
Net income (loss) per share attributable to holders of ordinary shares
Basic	$0.82	$(0.51)
Diluted	$0.78	$(0.51)
Shares used to compute net income (loss) per share attributable to holders of ordinary shares
Basic	21,884	17,679
Diluted	22,942	17,679

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	March 31,	December 31,
	2014	2013
Cash and cash equivalents	$195,052	$176,677
Other current assets	4,546	1,545
Total current assets	199,598	178,222
Property and equipment, net	3,233	3,372
Other non-current assets	979	816
Total assets	$203,810	$182,410

Accrued research and development	$4,359	$1,542
Other current liabilities	4,605	5,864
Total current liabilities	8,964	7,406
Non-current liabilities	1,835	1,734
Total liabilities	10,799	9,140
Total shareholders’ equity	193,011	173,270
Total liabilities and shareholders’ equity	$203,810	$182,410

Contact
Investors:  Tran Nguyen, CFO
650-837-8535, IR@prothena.com
Media:  Anita Kawatra
646-256-5116, anita.kawatra@prothena.com